EXHIBIT 99.1

Contact:	Robert B. Nolen, Jr.
President and Chief
Executive Officer
(205) 221-4111
PINNACLE BANCSHARES ANNOUNCES RESULTS FOR THIRD QUARTER
     Jasper, Alabama (November 13, 2007) — Robert B. Nolen, Jr., President and Chief Executive Officer of Pinnacle Bancshares, Inc. (AMEX:PLE), today announced Pinnacle’s third quarter results of operations.
     For the three months ended September 30, 2007, net income was $385,000, compared with net income of $325,000 for the three months ended September 30, 2006. Net interest income after the provision for loan losses for the three months ended September 30, 2007, was $1,550,000, compared with $1,543,000 in the same period last year. The provision for loan losses was $135,000 for each of the three months ended September 30, 2007 and 2006.
     For the nine months ended September 30, 2007, net income was $1,038,000, compared with $992,000 for the nine months ended September 30, 2006. Net interest income after the provision for loan losses for the nine months ended September 30, 2007, was $4,636,000, compared with $4,546,000 in the same period last year. The provision for loan losses was $235,000 and $383,000 for the nine months ended September 30, 2007 and 2006, respectively.
     Basic and diluted earnings per share for the three months ended September 30, 2007 were each $0.26, compared to $0.22 each for the same period last year. For the nine months ended September 30, 2007, basic and diluted earnings per share were each $0.71, compared to $0.66 and $0.65, respectively, for the same period last year.
     Mr. Nolen attributed the increase in net income for the nine months ended September 30, 2007, primarily to an increase in loans, net of allowance, which increased from $113,490,000 at December 31, 2006, to $127,628,000 at September 30, 2007.
     Mr. Nolen observed that, in the last twelve months, residential real estate values in the Company’s lending areas have declined. Based on current real estate valuations, the Company believes its allowance for loan losses is adequate. However, if residential real estate values continue to decline, a significant increase in the Company’s allowance may be necessary.
     The Company’s risk management processes include loan review designed to evaluate the credit risk in the loan portfolio. Mr. Nolen noted that through this loan review process, at September 30, 2007 approximately $5,500,000 in performing loans were downgraded because of deteriorating financial conditions of the borrowers. These loans primarily are residential investment property loans and speculative residential construction loans.
     For the three months ended September 30, 2007, the Company’s interest income was $3,663,000, compared to $3,412,000 for the three months ended September 30, 2006. However,

for the three months ended September 30, 2007, the Company’s interest expense was $1,979,000, compared to $1,734,000 for the three months ended September 30, 2006. The Company’s net interest margin was 3.07% and 2.96% for the three and nine months ended September 30, 2007, respectively, compared to 3.25% and 3.20% for the three and nine months ended September 30, 2006, respectively.
     At September 30, 2007, total stockholders’ equity and book value per share were $20,550,000 and $14.04 per share, respectively, compared to $19,406,000 and $13.00 per share, respectively, at December 31, 2006. Total assets at September 30, 2007, were $239,522,000, compared to total assets at December 31, 2006, of $232,234,000.
     In response to continuing market concerns regarding the mortgage lending industry, Mr. Nolen again noted that the Company does not originate subprime loans.
     Information contained in this press release, other than historical information, may be considered forward-looking in nature and is subject to various risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on Pinnacle’s operating results, performance or financial condition are competition, the demand for its products and services, the ability to expand, and numerous other factors as set forth in filings with the Securities and Exchange Commission.
     Pinnacle Bancshares, Inc.’s wholly owned subsidiary Pinnacle Bank has seven offices located in central and northwest Alabama.

PINNACLE BANCSHARES, INC.
Summary Consolidated Statements of Financial Condition

	September 30,	December 31,	December 31,
	2007	2006	2005
	(Dollars in thousands)
Assets
Total cash and cash equivalents	$3,336	$4,206	$3,785
Interest-bearing deposits in other banks	2,892	8,599	13,369
Securities available —for-sale	87,837	87,852	80,654
Federal Home Loan Bank stock	562	532	507
First National Bankers Bancshares stock	525	525	525
Loans held for sale	891	976	374
Loans receivable, net of allowance for loan loses of $1,404, $1,382 and $1,383, respectively	127,628	113,490	106,256
Real estate owned, net	186	209	381
Premises and equipment, net	7,028	7,076	5,892
Goodwill	306	306	306
Bank owned life insurance	5,666	5,413	5,096
Accrued interest receivable	1,543	1,536	1,372
Other assets	1,121	1,513	1,730
Total assets	239,522	232,234	220,249
Liabilities and Stockholders’ Equity
Total deposits	207,365	206,570	192,552
Subordinated debt	3,093	3,093	3,093
Borrowed funds	3,200	—	2,375
Official checks outstanding	3,095	1,006	1,088
Accrued interest payable	1,327	1,263	786
Other liabilities	891	897	944
Total liabilities	218,972	212,828	200,839
Total stockholders’ equity	20,550	19,406	19,410
Total liabilities and stockholders’ equity	239,522	232,234	220,249
Summary Consolidated Statements of Operation

	Nine Months Ended		Year Ended
	September 30,		December 31,
	2007	2006	2006	2005
	(Dollars in thousands, except per share data)
Total interest income	$10,829	$9,770	$13,265	$11,559
Total interest expense	5,959	4,842	6,722	4,717
Net interest income	4,870	4,928	6,543	6,842
Provision for loan losses	235	382	405	575
Total non-interest income	1,282	1,469	1,890	1,816
Total non-interest expense	4,431	4,575	6,062	5,875
Total income tax expense	449	448	615	691
Net Income	$1,038	$992	$1,351	$1,517
Basic net earnings per common share	$0.71	$0.66	$0.90	$0.98
Diluted net earnings per common share	$0.71	$0.65	$0.89	$0.96
Book value per share	$14.04	$12.45	$13.00	$12.54
Earnings to fixed charges	$1.25	$1.30	$1.29	$1.47

Key Operating Ratios

	Nine Months Ended		Year Ended
	September 30,		December 31,
	2007	2006	2006	2005
Return on assets (net earnings divided by average total assets)(4)	0.58%	0.59%	0.60%	0.70%
Return on equity (net earnings divided by average equity) (4)	7.00%	7.06%	7.20%	7.80%
Tangible-equity-to-assets ratio (average equity divided by average total assets)	8.30%	8.40%	8.40%	9.00%
Interest rate spread	2.92%	3.19%	3.10%	3.40%
Net interest margin(1)	2.96%	3.20%	3.20%	3.43%
Non-performing loans to total loans(2)	0.26%	0.17%	0.37%	0.22%
Non-performing assets to total assets(3)	0.22%	0.22%	0.27%	0.28%
Allowance for loan losses to total loans	1.09%	1.34%	1.20%	1.28%
Allowance for loan losses to non-performing loans	414.16%	767.53%	329.05%	586.02%
Net charge-offs to average loans	0.18%	0.26%	0.37%	0.35%
Non-interest expense to average assets(4)	2.5%	2.7%	2.7%	2.7%
Average interest-earning assets to average interest bearing liabilities	101%	100%	101%	102%

(1)	Net interest income/average interest earnings assets.

(2)	Includes non-accruing loans and loans delinquent 90 days or more.

(3)	Includes non-performing loans and real estate owned.

(4)	Annualized.
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